As filed with the Securities and Exchange Commission on January 2, 2013.

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EQT CORPORATION

(Exact name of Registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	25-0464690 (I.R.S. Employer Identification Number)

625 Liberty Avenue Pittsburgh, Pennsylvania (Address of Principal Executive Offices)	15222 (Zip Code)

EQT CORPORATION

EMPLOYEE SAVINGS PLAN

(Full title of plan)

Lewis B. Gardner, Esq.

General Counsel and Vice President, External Affairs

EQT Corporation

625 Liberty Avenue, Suite 1700

Pittsburgh, Pennsylvania 15222

Telephone: (412) 553-5700

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value	500,000(1)	$59.10(2)	$29,550,000(2)	$4,030.62(2)
Interests in the Plan	(3)	(3)	(3)	(3)

(1)         In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of Common Stock that may be offered or issued under the Plan by reason of stock splits, stock dividends or similar transactions.

(2)        Pursuant to Rule 457(c) and 457(h) of the Securities Act, and solely for the purpose of calculating the amount of the registration fee, the proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the average of the high and low sales prices of the Common Stock on the New York Stock Exchange on December 24, 2012.

(3)         Pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests in the Plan to be offered or sold pursuant to the Plan described herein for which no separate fee is required.

EXPLANATORY NOTE

On December 31, 2012 at 11:59 p.m. Eastern Standard Time, the EQT Corporation Savings and Protection Plan (formerly known as the Equitable Resources, Inc. Savings and Protection Plan) (the “Protection Plan”) was merged with and into the EQT Corporation Employee Savings Plan (formerly known as the Equitable Resources, Inc. Employee Savings Plan) (the “Savings Plan”), with the Savings Plan being the surviving and continuing plan (the “Plan”).  The purpose of this Registration Statement is to register shares of EQT Corporation common stock, no par value (the “Common Stock”), and related plan interests for issuance under the Plan.  Simultaneously with this filing, EQT Corporation is filing post-effective amendments to its registration statements on Form S-8 relating to the Protection Plan (Registration No. 333-22529) and the Savings Plan (Registration No. 33-00252) to deregister any remaining shares of Common Stock and related plan interests issuable under such prior registration statements.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “Commission”) either as a part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

We will provide, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus.  You should direct requests for documents to:

EQT Corporation

625 Liberty Avenue, Suite 1700

Pittsburgh, Pennsylvania 15222

Attention:  Lewis B. Gardner, Esq.

General Counsel and Vice President, External Affairs

Telephone:  (412) 553-5700

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Registrant and the Plan hereby incorporate by reference into this Registration Statement the documents listed in (a) through (e) below.  The Registrant and the Plan also incorporate by reference into this Registration Statement, from the date of filing of such documents, all documents subsequently filed by them pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

(a)                                 The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011 filed on February 16, 2012;

(b)                                 The Saving Plan’s Annual Report on Form 11-K for the year ended December 31, 2011 filed on June 21, 2012;

(c)                                  The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012 filed on April 26, 2012, July 26, 2012 and October 25, 2012, respectively;

(d)                                 The Registrant’s Current Reports on Form 8-K filed on January 10, 2012, April 19, 2012, May 8, 2012 and December 20, 2012; and

(e)                              The description of the Registrant’s Common Stock set forth in the Registrant’s registration statement filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

The Registrant’s description of the Common Stock, which is contained in the prospectus contained in the Registration Statement on Form S-3 (Registration No. 333-171068) filed with the Commission on December 9, 2010 is hereby incorporated in this Registration Statement on Form S-8 by reference.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Under Sections 1741 and 1742 of the Pennsylvania Business Corporation Law of 1988, as amended, or PBCL, a business corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding, if such person acted in good faith in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of a threatened, pending or completed action or proceeding by or in the right of the corporation, such indemnification only covers expenses and excludes judgments and amounts paid in settlement with respect to such action or proceeding, and no indemnification can be made for expenses if such person has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

In addition, PBCL Section 1744 provides that, unless ordered by a court, any indemnification referred to above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct. Such determination shall be made:

(1)   by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding;

(2)   if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

(3)   by the shareholders.

Notwithstanding the above, PBCL Section 1743 provides that to the extent that a director or officer of a business corporation is successful on the merits or otherwise in defense of a proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Further, PBCL Section 1745 provides that expenses (including attorneys’ fees) incurred by an officer or director of a business corporation in defending any such proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking to repay the amount advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified by the corporation.

Also, PBCL Section 1746 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the foregoing provisions is not exclusive of any other rights to which a person seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, and that indemnification may be granted under any by-law, agreement, vote of shareholders or directors or otherwise for any action taken or any failure to take any action whether or not the corporation would have the power to indemnify the person under any other provision of law and whether or not the indemnified liability arises or arose from any action by or in the right of the corporation, provided, however, that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Article IV of our by-laws provides that our directors or officers shall be indemnified as of right to the fullest extent not prohibited by law in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other (whether brought by or in the right of the company or otherwise) arising out of their service to us or to another company or other enterprise at our request.

PBCL Section 1747 permits a Pennsylvania business corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation or other enterprise, against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions described above.

Article IV of our by-laws provides that we may purchase and maintain insurance to protect ourself and any director or officer against any liability asserted against such person and incurred by such person in respect of the service of such person, whether or not we would have the power to indemnify such person against such liability by law or under the provisions of Article IV.

We maintain directors’ and officers’ liability insurance covering our directors and officers with respect to liabilities, including liabilities under the Securities Act, which they may incur in connection with their serving as such. Under this insurance, we may receive reimbursement for amounts as to which the directors and officers are indemnified by us under the by-law indemnification provisions described above. Such insurance also provides certain additional coverage for the directors and officers against certain liabilities even though such liabilities may not be covered by the by-law indemnification provision described above.

As permitted by PBCL Section 1713, our articles of incorporation and our by-laws provide that no director shall be personally liable, as such, for monetary damages for any action taken, or failure to take any action, unless the director has breached or failed to perform the duties of his office under Subchapter B- “Fiduciary Duty” of Chapter 17 of the PBCL or unless such director’s breach of duty or failure to perform constituted self-dealing, willful misconduct or recklessness. The PBCL states that this exculpation from liability does not apply to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for the payment of taxes pursuant to federal, state or local law. It is uncertain whether this provision will control with respect to liabilities imposed upon directors by federal law, including federal securities laws.  PBCL Section 1715(d) creates a presumption, subject to exceptions, that a director acted in the best interests of the corporation. PBCL Section 1712, in defining the standard of care a director owes to the corporation, provides that a director stands in a fiduciary relation to the corporation and must perform his duties as a director or as a member of any committee of the board of directors in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.

We also have indemnification agreements with all our executive officers and directors (collectively, “indemnitees”). These agreements provide that the indemnitees will be protected as promised in our by-laws (regardless of, among other things, any amendment to or revocation of our by-laws or any change in the composition of our board of directors or an acquisition transaction relating to us), advanced expenses to the fullest extent of the law and as set forth in the indemnification agreements, and, to the extent insurance is maintained, for the continued coverage of the indemnitees under our director and officer insurance policies. The indemnification agreements, among other things and subject to certain limitations, indemnify and hold harmless the indemnitees against any and all reasonable expenses and any all liability and loss incurred or paid by the indemnitees in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether or not by or in the right of the company or otherwise, in which the indemnitees are, were or at any time become parties, or are threatened to be made parties or are involved by reason of the fact that the indemnitees are or were our directors or officers or were serving at our request.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Subsequent to the time that the Internal Revenue Service (the “IRS”) issued a favorable determination letter to the Plan, filed as Exhibit 5.2 to this Registration Statement, the Plan was amended.  The Registrant undertakes that it will submit the amendments to the IRS in a timely manner and will make all changes required by the IRS in order to continue the qualification of the Plan.

EXHIBIT NO.	DESCRIPTION

4.1	EQT Corporation Employee Savings Plan, as amended and restated as of January 1, 2013

5.1	Opinion of Buchanan Ingersoll & Rooney PC

5.2	Internal Revenue Service Determination Letter dated October 31, 2011 relating to the EQT Corporation Employee Savings Plan

23.1	Consent of Buchanan Ingersoll & Rooney PC (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP (for the Registrant)

23.3	Consent of Ernst & Young LLP (for the Plan) (included in Exhibit 23.2)

23.4	Consent of Ryder Scott Company, L.P.

24.1	Power of Attorney

Item 9.  Undertakings.

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant with or furnished to the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) For purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on this 2nd day of January, 2013.

EQT CORPORATION

By:	/s/	Philip P. Conti
Name:		Philip P. Conti
Title:		Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ David L. Porges	Chairman, President, Chief Executive Officer and Director	January 2, 2013
David L. Porges	(Principal Executive Officer)

/s/ Philip P. Conti	Senior Vice President and Chief Financial Officer	January 2, 2013
Philip P. Conti	(Principal Financial Officer)

/s/ Theresa Z. Bone	Vice President and Corporate Controller	January 2, 2013
Theresa Z. Bone	(Principal Accounting Officer)

*	Director	January 2, 2013
Vicky A. Bailey

*	Director	January 2, 2013
Philip G. Behrman

*	Director	January 2, 2013
Kenneth M. Burke

*	Director	January 2, 2013
A. Bray Cary, Jr.

*	Director	January 2, 2013
Margaret K. Dorman

*	Director	January 2, 2013
George L. Miles, Jr.

*	Director	January 2, 2013
James E. Rohr

*	Director	January 2, 2013
David S. Shapira

*	Director	January 2, 2013
Stephen A. Thorington

*	Director	January 2, 2013
Lee T. Todd, Jr.

* By:	/s/ Philip P. Conti
Philip P. Conti
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on this 2nd day of January, 2013.

EQT CORPORATION EMPLOYEE SAVINGS PLAN

By:	/s/	David J. Smith
Name:		David J. Smith
Title:		Plan Manager and Member, Benefits Administration Committee

INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION

4.1	EQT Corporation Employee Savings Plan, as amended and restated as of January 1, 2013

5.1	Opinion of Buchanan Ingersoll & Rooney PC

5.2	Internal Revenue Service Determination Letter dated October 31, 2011 relating to the EQT Corporation Employee Savings Plan

23.1	Consent of Buchanan Ingersoll & Rooney PC (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP (for the Registrant)

23.3	Consent of Ernst & Young LLP (for the Plan) (included in Exhibit 23.2)

23.4	Consent of Ryder Scott Company, L.P.

24.1	Power of Attorney